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                                                                     Exhibit 3.3

                              KRAMONT REALTY TRUST

                             ARTICLES SUPPLEMENTARY

                  Kramont Realty Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: Under powers contained in Sections 6.2 and 6.4 of
Article VI of the Amended and Restated Declaration of Trust of the Trust (the "Declaration"), the Board of Trustees of the Trust (the "Board of Trustees" or "Board"), by unanimous written consent dated as of December 23 2003, reclassified and designated 2,400,000 authorized and unissued common shares of beneficial interest, $.01 par value per share, as 8.25% Series E Cumulative Redeemable Preferred Shares, $.01 par value per share (the "Series E Preferred Shares"), with the preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as set forth as follows, which upon any restatement of the Declaration shall be made part of the Declaration, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof:

                  Section 1.1 Designation and Number. A series of preferred shares, designated the "8.25% Series E Cumulative Redeemable Preferred Shares," $.01 par value per share (the "Series E Preferred Shares") is hereby established. The number of Series E Preferred Shares shall be 2,400,000.

                  Section 1.2 Certain Definitions.

                  Unless the context otherwise requires, the terms defined in these terms of the Series E Preferred Shares shall have, for all purposes of the provisions of the Declaration in respect of the Series E Preferred Shares, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural). Capitalized terms used, but not otherwise defined, in these terms of the Series E Preferred Shares shall have the meanings specified in the Declaration (with terms defined in the singular having comparable meanings when used in the plural).

                  Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

                  Board of Trustees. The term "Board of Trustees" shall mean the Board of Trustees of the Trust.

                  Capital Gains Amount. The Term "Capital Gains Amount" shall have the meaning set forth in Section 1.3 (g).

                  Capital Shares. The term "Capital Shares" shall mean, with respect to any Person, any common shares of beneficial interest, preferred shares, depositary shares, interests, participation or other ownership interests (however designated) of such Person and any rights

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(other than debt securities convertible into or exchangeable for capital shares), warrants or options to purchase any of the foregoing.

                  Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  Common Equity. The term "Common Equity" shall mean all shares now or hereafter authorized of any class of common shares of beneficial interest of the Trust , including the Common Shares, and any other shares of beneficial interest of the Trust, howsoever designated, which has the right (subject always to prior rights of any class or series of preferred shares of beneficial interest) to participate in the distribution of the assets and earnings of the Trust without limit as to per share amount.

                  Common Shares. The term "Common Shares" shall mean the Common Shares of Beneficial Interest, $.01 par value per share, of the Trust.

                  Declaration. The term "Declaration" shall mean the Amended and Restated Declaration of Trust of the Trust.

                  Distribution Payment Date. The term "Distribution Payment Date" shall have the meaning set forth in Section 1.3(b).

                  Distribution Period. The term "Distribution Period" shall mean, for the first Distribution Period, the period from (but excluding) the Initial Payment Period Commencement Date, to, but not including, the first Distribution Payment Date and thereafter, each quarterly period from, and including, the Distribution Payment Date to, but not including, the next Distribution Payment Date.

                  Distribution Record Date. The term "Distribution Record Date" shall mean the date designated by the Board of Trustees for the determination of shareholders of record entitled to receive a distribution at the time the distribution is authorized, provided, however, that such Distribution Record Date shall be not more than 60 days nor less than ten days prior to such Distribution Payment Date.

                  Initial Payment Period Commencement Date. The term "Initial Payment Period Commencement Date" shall mean the date of first issue of Series E Preferred Shares.

                  Junior Shares. The term "Junior Shares" shall mean, as the case may be, (i) the Common Equity and any other class or series of shares of beneficial interest of the Trust (other than Parity Shares) which is not entitled to receive any distributions in any Distribution Period unless all distributions required to have been paid or declared and set apart for payment on the Series E Preferred Shares shall have been so paid or declared and set apart for payment and (ii) the Common Equity and any other class or series of shares of beneficial interest of the Trust (other than Parity Shares) which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Trust until the Series E Preferred Shares shall have received the entire amount to which such Series E Preferred Shares are entitled upon such liquidation, dissolution or winding up.

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                  Liquidation Preference. The term "Liquidation Preference"
shall mean $25.00 per share.

                  Parity Shares. The term "Parity Shares" shall mean, as the case may be, (i) any class or series of shares of beneficial interest of the Trust which is entitled to receive distributions on a parity with the Series E Preferred Shares, (ii) any class or series of shares of beneficial interest of the Trust which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Trust on a parity with the Series E Preferred Shares, and (iii) the Series B-1 Preferred Shares and the Series D Preferred Shares.

                  Parity Preferred Shares. The term "Parity Preferred Shares" shall have the meaning set forth in Section 1.6(b).

                  Person. The term "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, estate, trust (including a trust classified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit (as defined in Section 1.7(b) below) applies, but does not include an underwriter which participates in a public offering of the Series E Preferred Shares, provided that such ownership by such underwriter would not result in the Trust being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Trust failing to qualify as a REIT.

                  Preferential Distribution Non-Payment. The term "Preferential Distribution Non-Payment" shall have the meaning set forth in Section 1.6(b).

                  Preferred Shares Trustee. The term "Preferred Shares Trustee" shall have the meaning set forth in Section 1.6(b).

                  Redemption Date. The term "Redemption Date" shall have the meaning set forth in Section 1.5(b) below.

                  Redemption Price. The term "Redemption Price" shall mean a price per Series E Preferred Share equal to $25.00 together with accrued and unpaid distributions, if any, thereon to the Redemption Date, without interest.

                  Redemption Record Date. The term "Redemption Record Date" shall mean the date designated by the Board of Trustees for the determination of shareholders of record with respect to the redemption of Series E Preferred Shares, provided, however, that such Redemption Record Date shall be not more than 60 days nor less than 30 days prior to such Redemption Date.

                  REIT. The term "REIT" shall mean a real estate investment trust under Section 856 of the Code.

                  Senior Shares. The term "Senior Shares" shall mean, as the case may be, (i) any class or series of shares of beneficial interest of the Trust ranking senior to the Series E Preferred

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Shares in respect of the right to receive distributions or (ii) any class or series of shares of beneficial interest of the Trust ranking senior to the Series E Preferred Shares in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Trust.

                  Series B-1 Preferred Shares. The term "Series B-1 Preferred Shares" shall mean the Series B-1 Cumulative Convertible Preferred Shares of Beneficial Interest, par value $.01 per share, of the Trust.

                  Series D Preferred Shares. The term "Series D Preferred Shares" shall mean the 9.75% Series D Cumulative Redeemable Preferred Shares, par value $.01 per share, of the Trust.

                  Total Distributions. The term "Total Distributions" shall have the meaning set forth in Section 1.3(g).

                  Section 1.3 Distributions.

                  (a) Subject to preferential rights of holders of Senior Shares of the type described in clause (i) of the definition thereof, the record holders of Series E Preferred Shares shall be entitled to receive cumulative cash distributions, when, as and if authorized by the Board of Trustees and declared by the Trust, out of assets legally available for payment of distributions. Such distributions shall be payable quarterly by the Trust in cash at a rate of 8.25% of the Liquidation Preference per annum (equivalent to $2.0625 per Series E Preferred Share per annum).

                  (b) Distributions on Series E Preferred Shares shall accrue and be cumulative from (but excluding) the Initial Payment Period Commencement Date. Distributions shall be payable quarterly in arrears when, as and if authorized by the Board of Trustees on the 20th day of January, April, July, and October of each year (each, a "Distribution Payment Date"), commencing on April 20, 2004. If any Distribution Payment Date occurs on a day that is not a Business Day, any accrued distributions otherwise payable on such Distribution Payment Date shall be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on such distributions paid. The amount of distributions payable on Series E Preferred Shares for each full Distribution Period after the first Distribution Period shall be computed by dividing by four the annual distribution rate set forth in Section 1.3(a) above. Distributions payable in respect of the first Distribution Period or any Distribution Period which is less than a full Distribution Period in length will be computed on the basis of a 360-day year (consisting of twelve 30-day months). Distributions shall be paid to the holders of record of the Series E Preferred Shares as their names shall appear on the share records of the Trust at the close of business on the Distribution Record Date for such distribution. Distributions in respect of any past Distribution Periods that are in arrears may be declared and paid at any time to holders of record on the Distribution Record Date therefor. Any distribution payment made on Series E Preferred Shares shall be first credited against the earliest accrued but unpaid distribution due which remains payable. The Series E Preferred Shares rank pari passu to the Series B-1 Preferred Shares and the Series D Preferred Shares.

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                  (c)      So long as any Series E Preferred Shares are
outstanding and except as provided in Section 1.3(d), unless full cumulative distributions on the Series E Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no distributions (other than distributions in Junior Shares of the type described in clause (i) of the definition thereof and except for distributions required to be made with respect to Series B-1 Preferred Shares and Series D Preferred Shares in connection with the redemption by the Trust of the Series D Preferred Shares) shall be authorized or paid or set apart for payment upon any Junior Shares or Parity Shares nor shall any Junior Shares or Parity Shares (other than Series D Preferred Shares) be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for other Junior Shares of the type described in clause (i) of the definition thereof).

                  (d) So long as any Series E Preferred Shares are outstanding, unless full cumulative distributions on the Series E Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment for all past Distribution Periods and the then current Distribution Period, all distributions authorized upon the Series E Preferred Shares and any other such class or series of Preferred Shares (other than in Junior Shares of the type described in clause
(i) of the definition thereof and except for distributions required to be made with respect to Series B-1 Preferred Shares and Series D Preferred Shares in connection with the redemption by the Trust of the Series D Preferred Shares) shall be authorized (and paid or set aside for payment) pro rata so that the amount of distributions authorized (and paid or set aside for payment) per share on the Series E Preferred Shares and such other class or series of such Preferred Shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Series E Preferred Shares and such other class or series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series E Preferred Shares which may be in arrears.

                  (e) Notwithstanding anything contained herein to the contrary, no distributions on Series E Preferred Shares shall be authorized by the Board of Trustees or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

                  (f) Notwithstanding anything contained herein to the contrary, distributions on the Series E Preferred Shares, if not paid on the applicable Distribution Payment Date, will accrue whether or not any agreement of the Trust prohibits payment of such distributions, whether or not distributions are authorized for such Distribution Payment Date, whether or not the Trust has earnings and whether or not there are assets legally available for the payment of such distributions.

                  (g) If, for any taxable year, the Board of Trustees elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains

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Amount") of the distributions paid for the year to holders of all classes of shares of beneficial interest of the Trust (the "Total Distributions"), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series E Preferred Shares shall be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total distributions paid to the holders of the Series E Preferred Shares for the year and the denominator of which shall be the Total Distributions.

                  Section 1.4 Distributions Upon Liquidation, Dissolution or Winding Up.

                  (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, subject to the prior preferences or other rights of any Senior Shares as to liquidation preferences, but before any distribution or payment shall be made to the holders of any Junior Shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Trust, the holders of Series E Preferred Shares shall be entitled to receive out of the assets of the Trust legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Board of Trustees in the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid thereon (whether or not declared) to the date of such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Shares will have no right or claim to any of the remaining assets of the Trust and shall not be entitled to any other distribution in the event of liquidation, dissolution, or winding up of the affairs of the Trust.

                  (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Trust are insufficient to pay the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid on the Series E Preferred Shares and the corresponding amounts payable on all Parity Shares as to the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series E Preferred Shares and all such Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled. The Series E Preferred Shares rank pari passu to the Series B-1 Preferred Shares and the Series D Preferred Shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Trust. Neither the consolidation or merger of the Trust into or with another entity nor the dissolution, liquidation, winding up or reorganization of the Trust immediately followed by incorporation of another corporation to which such assets are distributed, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Trust to another entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Trust within the meaning of this Section 1.4; provided that, in each case, effective provision is made in the organizational documents of the resulting or surviving entity or otherwise for the rights of the holders of the Series E Preferred Shares to receive distributions and participate in any distribution upon liquidation, dissolution or winding up of the affairs of such resulting or surviving entity.

                  (c) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of beneficial interest of the Trust or otherwise, is permitted under Maryland law, amounts that would be needed, if the Trust were to be dissolved at the time of distribution, to satisfy the preferential

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rights upon dissolution of holders of Series E Preferred Shares shall not be added to the Trust's total liabilities.

                  Section 1.5 Redemption by the Trust.

                  (a) The Series E Preferred Shares may be redeemed for cash, in whole or from time to time in part, on any date on or after December 30, 2008 as fixed by the Board of Trustees at the Redemption Price. The Series E Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory or other redemption, except as provided in this Section 1.5.

                  (b)      Each date fixed for redemption pursuant to Section
1.5 (a) is referred to as a "Redemption Date". If the Redemption Date is after a Distribution Record Date and before the related Distribution Payment Date, the distribution payable on such Distribution Payment Date shall be paid to the holder in whose name the Series E Preferred Shares to be redeemed are registered at the close of business on such Distribution Record Date notwithstanding the redemption thereof between such Distribution Record Date and the related Distribution Payment Date and the amount of such payment shall not be included in the amount paid on the Redemption Date.

                  (c) In case of redemption of less than all of the Series E Preferred Shares at the time outstanding, the shares to be redeemed shall be selected by the Trust pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Board of Trustees.

                  In order to facilitate the redemption of Series E Preferred Shares, the Board of Trustees may fix a record date for the determination of the holders of shares to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

                  (d) Notice of any redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice will be mailed by the Trust, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Series E Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series E Preferred Shares except as to any holder to whom the Trust has failed to give notice or except as to any holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which the Series E Preferred Shares may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of Series E Preferred Shares to be redeemed and, if less than all shares held by the particular holder are to be redeemed, the number of Series E Preferred Shares to be redeemed from such holder; (iv) the place or places where certificates for such shares are to be

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surrendered for payment of the Redemption Price; and (v) that distributions on the shares to be redeemed will cease to accrue on the Redemption Date.

                  (e)      If notice has been mailed in accordance with Section
1.5 (d), and on or prior to the Redemption Date all funds necessary for such redemption shall have been set aside by the Trust, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor then, from and after the Redemption Date, distributions on the Series E Preferred Shares so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series E Preferred Shares, and all rights of the holders thereof as shareholders of the Trust (except the right to receive from the Trust the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and the notice shall so state), such shares shall be redeemed by the Trust at the Redemption Price. In case fewer than all the shares evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares without cost to the holder thereof.

                  (f) Any funds deposited with a bank or trust company for the purpose of redeeming Series E Preferred Shares shall be irrevocable except that:

                           (i) the Trust shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                           (ii) any balance of monies so deposited by the Trust and unclaimed by the holders of the Series E Preferred Shares entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Trust, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Trust shall look only to the Trust for payment without interest or other earnings.

                  (g) No Series E Preferred Shares may be redeemed except with assets legally available for the payment of the Redemption Price.

                  (h) Unless full cumulative distributions on all Series E Preferred Shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, (i) no Series E Preferred Shares shall be redeemed unless all outstanding Series E Preferred Shares are simultaneously redeemed and (ii) the Trust shall not purchase or otherwise acquire directly or indirectly any Series E Preferred Shares (except by conversion into or exchange for shares of the Trust ranking junior to the Series E Preferred Shares as to distributions and upon liquidation, dissolution or winding up of the affairs of the Trust); provided, however, that the foregoing shall not prevent the purchase or acquisition of Series E Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series E Preferred Shares, provided further, however, that the foregoing (or any

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other provision of the Declaration of Trust and these terms of the Series E
Preferred Shares) shall not prevent the purchase, acquisition or redemption of Series E Preferred Shares from persons owning in the aggregate more than 9.8 percent or more of the lesser of the number or value of the total outstanding shares of beneficial interest of the Company pursuant to provisions of the Declaration of Trust, or 9.8 percent or more of the lesser of the number or value of the total outstanding Series E Preferred Shares pursuant to provisions of these terms of the Series E Preferred Shares.

                  (i) All Series E Preferred Shares redeemed pursuant to this Section 1.5 shall be retired and shall be reclassified as authorized and unissued preferred shares, without designation as to class or series, and may thereafter be reissued as any class or series of preferred shares.

                  Section 1.6 Voting Rights.

                  (a) The holders of Series E Preferred Shares shall not be entitled to vote on any matter or have any voting rights except (i) as provided in Section 1.9 or (ii) as provided in Section 1.6(b).

                  (b) In the event the Trust shall have failed to authorize and pay or set apart for payment in full the distributions accumulated on the outstanding Series E Preferred Shares for any six or more quarterly Distribution Periods, regardless of whether such quarterly periods are consecutive (a "Preferential Distribution Non-Payment"), the number of trustees of the Trust shall be increased by two (regardless of whether any other increase was, contemporaneously would be, or will be made pursuant to the terms of any other series of shares of beneficial interest of the Trust other than Parity Preferred Shares (as defined below)) and the holders of the outstanding Series E Preferred Shares, voting together as a class with all other classes or series of preferred shares of the Trust ranking on a parity with the Series E Preferred Shares with respect to distribution and liquidation rights and then entitled to vote on the election of such additional two trustees ("Parity Preferred Shares") shall be entitled to elect such two additional trustees until the full distributions accumulated for the past distribution periods and the then current distribution period on all outstanding Series E Preferred Shares have been authorized and paid or set apart for payment. Upon the occurrence of a Preferential Distribution Non-Payment or a vacancy in the office of a Preferred Shares Trustee (as defined below), the Board of Trustees may, and upon the written request of the holders of record of not less than 20% of the aggregate number of outstanding Series E Preferred Shares and Parity Preferred Shares shall call a special meeting of such holders for the purpose of electing the additional trustee or trustees. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Trust, provided that the Trust shall not be required to call such a special meeting if such request is received less than 90 days before the date fixed for the next ensuing annual meeting of shareholders of the Trust and all holders of the Series E Preferred Shares and Parity Preferred Shares are afforded the opportunity to elect such additional trustee or trustees (or fill any vacancy) at such annual meeting of shareholders. The Trust shall pay all reasonable costs and expenses of calling and holding any such special meeting including, without limitation, the cost of preparing, reproducing and mailing such notice and any related proxy or similar soliciting

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materials, the cost of obtaining meeting rooms for such special meeting and the cost of collection and tabulating votes.

                  If and when all accumulated distributions on the Series E Preferred Shares have been authorized and paid or set aside for payment in full, the holders of the Series E Preferred Shares shall be divested of the special voting rights provided by this Section 1.6(b), subject to revesting in the event of each and every subsequent Preferential Distribution Non-Payment. Upon termination of such special voting rights attributable to all holders of the Series E Preferred Shares and Parity Preferred Shares, the term of office of each trustee elected by the holders of the Series E Preferred Shares and such Parity Preferred Shares (a "Preferred Shares Trustee") pursuant to such special voting rights shall forthwith terminate and the number of trustees constituting the entire Board of Trustees shall be reduced by the number of Preferred Shares Trustees. So long as a Preferential Distribution Non-Payment shall continue, any Preferred Shares Trustee may be removed only by the vote of the holders of record of a majority of the aggregate number of outstanding Series E Preferred Shares and Parity Preferred Shares, voting together as a separate class, at a meeting called for such purpose.

                  (c) So long as any Series E Preferred Shares are outstanding, the number of trustees constituting the entire Board of Trustees shall at all times be such that the exercise, by the holders of the Series E Preferred Shares and the holders of Parity Preferred Shares, of the right to elect trustees under the circumstances provided for in Section 1.6(b) will not contravene any provision of the Declaration of Trust restricting the number of trustees which may constitute the entire Board of Trustees.

                  (d) Trustees elected pursuant to Section 1.6(b) shall serve until the earlier of (x) the next annual meeting of the shareholders of the Trust and the election (by the holders of the Series E Preferred Shares and the holders of Parity Preferred Shares) and qualification of their respective successors or (y) the termination of the term of office of each Preferred Shares Trustee upon the termination of the special voting rights as provided for in subparagraph (b) of this Section 1.6 or as otherwise provided for in Section 1.6.

                  (e) So long as a Preferential Distribution Non-Payment shall continue, any vacancy in the office of a Preferred Shares Trustee may be filled by vote of the holders of record of a majority of the aggregate number of outstanding Series E Preferred Shares and Parity Preferred Shares as provided above. As long as the Preferential Distribution Non-Payment shall continue, holders of the Series E Preferred Shares shall not, as such shareholders, be entitled to vote on the election or removal of trustees other than Preferred Shares Trustees, but shall not be divested of any other voting rights provided to such shareholders by the Declaration of Trust and these terms of the Series E Preferred Shares with respect to any other matter to be acted upon by the shareholders of the Trust.

                  Section 1.7 Restriction on Transfer and Ownership of Series E Preferred Shares

                  (a) The terms and provisions of this Section 1.7 shall apply in addition to, and not in limitation of, the terms and provisions of
Article VII of the Declaration of Trust.

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                  (b)      Definitions. In addition to the definitions set forth
in Section 1.2 above, for the purpose of this Section 1.7, the following terms shall have the following meanings:

                  Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Series E Preferred Shares by a Person, whether the interest in Series E Preferred Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

                  Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 1.7(d)(vi), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

                  Charitable Trust. The term "Charitable Trust" shall mean any trust provided for in Section 1.7(d)(i).

                  Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Series E Preferred Shares by a Person, whether the interest in Series E Preferred Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

                  Excepted Holder. The term "Excepted Holder" shall mean any shareholder of the Trust for whom an Excepted Holder Limit is created by this
Section 1.7 or by the Board of Trustees pursuant to Section 1.7(c)(vii)(A).

                  Excepted Holder Limit. The term "Excepted Holder Limit" shall mean with respect to any Excepted Holder, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Trustees pursuant to Section 1.7(c)(vii)(A), and subject to adjustment pursuant to Section 1.7(c)(viii), the percentage limit established by the Board of Trustees pursuant to Section 1.7(c)(vii)(A).

                  Initial Date. The term "Initial Date" shall mean the date upon which these terms of the Series E Preferred Shares are accepted for record by the State Department of Assessments and Taxation of Maryland.

                  Market Price. The term "Market Price" on any date shall mean, with respect to any shares of outstanding Series E Preferred Shares, the Closing Price for such Series E Preferred Shares on such date. The "Closing Price" on any date shall mean the last sale price for such Series E Preferred Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Series E Preferred Shares, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such Series E Preferred Shares are listed or admitted to trading or, if such Series E Preferred

Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Series E Preferred Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Series E Preferred Shares selected by the Board of Trustees or, in the event that no trading price is available for such Series E Preferred Shares, the fair market value of such Series E Preferred Shares, as determined in good faith by the Board of Trustees, which determination shall be conclusive for all purposes hereof.

                  Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of
Section 1.7(c)(i), would Beneficially Own or Constructively Own Series E Preferred Shares in violation of the provisions of Section 1.7(c)(i)(A) and if appropriate in the context, shall also mean any Person who would have been the record owner of Series E Preferred Shares that the Prohibited Owner would have so owned.

                  Restriction Termination Date. The term "Restriction Termination Date" shall mean the first day, after the Initial Date, on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Series E Preferred Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

                  Series E Preferred Share Ownership Limit. The term "Series E Preferred Share Ownership Limit" shall mean not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Series E Preferred Shares. The number and value of outstanding Series E Preferred Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

                  Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any actions or cause any events that result in any Person acquiring Beneficial Ownership or Constructive Ownership, of Series E Preferred Shares or the right to vote or receive dividends on Series E Preferred Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Series E Preferred Shares or any interest in Series E Preferred Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Series E Preferred Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

                  Trustee. The term "Trustee" shall mean the Person, unaffiliated with the Trust and a Prohibited Owner, that is appointed by the Trust to serve as trustee of the Charitable Trust.

                  (c)      Series E Preferred Shares.

                           (i)      Ownership Limitations. During the period
commencing on the Initial Date and prior to the Restriction Termination Date:

                                    (A)      Basic Restrictions. No Person,
other than an Excepted Holder, shall Beneficially Own or Constructively Own Series E Preferred Shares in excess of the Series E Preferred Share Ownership Limit, and no Excepted Holder shall Beneficially Own or Constructively Own Series E Preferred Shares in excess of the Excepted Holder Limit for such Excepted Holder.

                                    (B)      Transfer in Trust. If any Transfer
of Series E Preferred Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Series E Preferred Shares in violation of Section 1.7(c)(i)(A),

                                             (x)      then that number of Series
E Preferred Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 1.7(c)(i)(A) (rounded to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 1.7(d), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Series E Preferred Shares; or

                                             (y)      if the transfer to the
Charitable Trust described in clause (x) of this sentence would not be effective for any reason to prevent the violation of Section 1.7(c)(i)(A), then the Transfer of that number of Series Preferred Shares that otherwise would cause any Person to violate Section 1.7(c)(i)(A) shall be void ab initio and the intended transferee shall acquire no rights in such Series E Preferred Shares.

                           (ii)     Remedies for Breach. If the Board of
Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 1.7(c)(i) or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Series E Preferred Shares in violation of Section 1.7(c)(i) (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Series E Preferred Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 1.7(c)(i) shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above, irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.

                           (iii)    Notice of Restricted Transfer. Any Person
who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Series E Preferred Shares that will or may violate
Section 1.7(c)(i)(A), or any Person who would have owned Series E Preferred Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 1.7(c)(i)(B), shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust's status as a REIT.

                           (iv)     Owners Required To Provide Information. From
the Initial Date and prior to the Restriction Termination Date:

                                    (A)      every owner of more than five
percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Series E Preferred Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Series E Preferred Shares Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT and to ensure compliance with the Series E Preferred Share Ownership Limit.

                                    (B)      each Person who is a Beneficial or
Constructive Owner of Series E Preferred Shares and each Person (including the shareholder of record) who is holding Series E Preferred Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

                           (v)      Remedies Not Limited. Subject to Section
1.7(e) and Article III of the Declaration of Trust, nothing contained in this subparagraph (3) of this Section 1.7(c) shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust's status as a REIT.

                           (vi)     Ambiguity. In the case of an ambiguity in
the application of any of the provisions of this Section 1.7(c), Section 1.7(d) or any definition contained in Section 1.7(b), the Board of Trustees shall have the power to determine the application of the provisions of this Section 1.7(c) or Section 1.7(d) or the interpretation of such definition with respect to any situation based on the facts known to it. If Section 1.7(c) or 1.7(d) requires an action by the Board of Trustees and these terms of the Series E Preferred Shares fail to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 1.7(b), 1.7(c) or 1.7(d).

                           (vii)    Exceptions.

                                    (A)      The Board of Trustees, in its sole
discretion, may exempt a Person from the Series E Preferred Share Ownership Limit, and may establish or increase an Excepted Holder Limit for such Person if:

                                             (x)      the Board of Trustees
obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person's Beneficial or Constructive Ownership of such Series E Preferred Shares would not result in the Trust being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in
Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);

                                             (y)      such Person does not and
represents that it will not own, actually or Constructively, an interest in a tenant of the Trust (or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Trust (or an entity owned or controlled by the Trust) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Trustees, rent from such tenant would not adversely affect the Trust's ability to qualify as a REIT, shall not be treated as a tenant of the Trust); and

                                             (z)      such Person agrees that
any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 1.7(c)(i) through 1.7(c)(vi) will result in such Series E Preferred Shares being automatically transferred to a Charitable Trust in accordance with Section 1.7(c)(i)(A) and 1.7(d).

                                    (B)      Prior to granting any exception
pursuant to Section 1.7(c)(vii)(A), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

                                    (C)      An underwriter which participates
in a public offering or a private placement of Series E Preferred Shares (or securities convertible into or exchangeable for Series E Preferred Shares) may Beneficially Own or Constructively Own Series E Preferred Shares (or securities convertible into or exchangeable for Series E Preferred Shares) in excess of the Series E Preferred Share Ownership Limit, but only to the extent and for so long as it is necessary to facilitate such public offering or private placement. The preceding sentence shall not apply unless such underwriter's Beneficial or Constructive Ownership of such Series E Preferred Shares will not result in the Trust's being "closely held" within the meaning of Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Trust's owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the of the gross income requirements of Section 856(c) of the
Code). If the underwriter's Beneficial or Constructive Ownership of such Series E Preferred Shares does, or could potentially, result in the Trust's being closely held or otherwise failing to qualify as a REIT, then the provisions of
Section 1.7(c)(i)(B) shall apply in the same manner as if such underwriter were in violation of Section 1.7(c)(i)(A), to the extent necessary to prevent the Trust from being closely held or otherwise failing to qualify as a REIT.

                                    (D)      The Board of Trustees may only
reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Series E Preferred Share Ownership Limit.

                           (viii)   Increase in Series E Preferred Share
Ownership Limit. The Board of Trustees may from time to time increase the Series E Preferred Share Ownership Limit if the Board determines, in its sole discretion, that such increase will not adversely affect the Trust's ability to qualify as a REIT.

                           (ix)     Legend. Each certificate for Series E
Preferred Shares shall bear substantially the following legend:

                           The shares evidenced by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Trust's maintenance of its status as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Trust's Declaration of Trust, as amended and supplemented, no Person may Beneficially or Constructively Own Series E Preferred Shares of the Trust in excess of 9.8% (in value or number of shares) of the outstanding Series E Preferred Shares of the Trust unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable). Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Series E Preferred Shares which cause or will cause a Person to Beneficially or Constructively Own Series E Preferred Shares in excess or in violation of the above limitations must immediately notify the Trust. If any of the restrictions on transfer or ownership are violated, the Series E Preferred Shares evidenced hereby will be automatically transferred to a Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the terms of the Series E Preferred Shares, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Series E Preferred Shares of the Trust on request and without charge.

                  Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

                  (d)      Transfer of Series E Preferred Shares in Trust.

                           (i)      Ownership in Trust. Upon any purported
Transfer or other event described in Section 1.7(c)(i)(B) that would result in a transfer of Series E Preferred Shares to a Charitable Trust, such Series E Preferred Shares shall be deemed to have been transferred to the Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 1.7(c)(i)(B). The Trustee shall be appointed by the Board of Trustees and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 1.7(d)(vi).

                           (ii)     Status of Shares Held by the Trustee. Series
E Preferred Shares held by the Trustee shall be issued and outstanding Series E Preferred Shares of the Trust. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

                           (iii)    Dividend and Voting Rights. The Trustee
shall have all voting rights and rights to dividends or other distributions with respect to Series E Preferred Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid with respect to Series E Preferred Shares after the time that such Series E Preferred Shares have been transferred to the Trustee but before the discovery by the Trust of such transfer shall be paid by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Series E Preferred Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Series E Preferred Shares have been transferred to the Trustee (but only votes cast with respect to such transferred Series E Preferred Shares) and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible trust action, then the Trustee shall not have authority to rescind and recast such vote. Notwithstanding the provisions of this Section 1.7, until the Trust has received notification that Series E Preferred Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

                           (iv)     Sale of Shares by Trustee. Within 20 days of
receiving notice from the Trust that Series E Preferred Shares have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 1.7(c)(i)(A). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 1.7(d)(iv). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Charitable Trust. In addition, if a Prohibited Owner has received any dividend or other distribution paid with respect to Series E Preferred Shares prior to the discovery by the Trust that such Series E Preferred Shares have been transferred to the Trustee and the Prohibited Owner has not paid the Trustee the amount of such dividend or other distribution as required by Section 1.7(d)(iii), the amount received by the Prohibited Owner pursuant to the preceding sentence shall be reduced by the amount of such dividend or other distribution. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Series E Preferred Shares have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 1.7(d)(iv), such excess shall be paid by the Prohibited Owner to the Trustee upon demand.

                           (v)      Purchase Right in Shares Transferred to the
Trustee. Series E Preferred Shares transferred to the Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the

Trustee has sold the shares held in the Charitable Trust pursuant to Section 1.7(d)(iv). Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

                           (vi)     Designation of Charitable Beneficiaries. By
written notice to the Trustee, the Board of Trustees shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Series E Preferred Shares held in the Charitable Trust would not violate the restrictions set forth in Section 1.7 (c)(i)(A) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

                  (e)      Stock Exchange Transactions. Nothing in this Section
1.7 shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs or takes place shall not negate the effect of any other provision of this Section
1.7 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 1.7.

                  (f) Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 1.7.

                  (g) Non-Waiver. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

                  Section 1.8 Ranking.

         With regard to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Trust, the Series E Preferred Shares rank senior to the Common Shares, and on a parity with the Series B-1 Preferred Shares and the Series D Preferred Shares and any other preferred shares that may be issued by the Trust, unless the terms of such other preferred shares provide otherwise and the Trust has complied with the requirements of
Section 1.9, if applicable. However, the Trust may authorize or increase any class or series of shares of beneficial interest ranking on a parity with or junior to the Series E Preferred Shares as to distribution rights or liquidation preference without the vote or consent of the holders of the Series E Preferred Shares.

                  Section 1.9 Limitations.

                  So long as any Series E Preferred Shares are outstanding, the Trust shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the Series E Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such Series E Preferred Shares voting separately as a class),

                                    1.       authorize, create or issue, or
                           increase the authorized or issued amount of, any class or series of shares of beneficial interest or rights to subscribe to or acquire any class or series of shares of beneficial interest or any security convertible into any class or series of shares of beneficial interest, in each case ranking as to distribution rights or liquidation preference, senior to the Series E Preferred Shares, or reclassify any shares of beneficial interest into any such shares; or

                                    2.       amend, alter or repeal any of the
                           provisions of the Declaration of Trust (including these terms of the Series E Preferred Shares) that would change the preferences, rights or privileges with respect to the Series E Preferred Shares so as to affect the Series E Preferred Shares materially and adversely.

Anything herein to the contrary notwithstanding, the holders of Series E Preferred Shares will not have any voting rights with respect to, and the consent of holders of Series E Preferred Shares will not be required, (i) in connection with any increase in the total number of authorized Common Shares;
(ii) in connection with the authorization or increase of any class or series of shares of beneficial interest ranking, as to distribution rights or liquidation preference, on a parity with or junior to the Series E Preferred Shares; (iii) in connection with any corporate action, including any merger or consolidation involving the Trust or a sale of all or substantially all of the assets of the Trust, irrespective of the effect that such merger, consolidation or sale may have upon the preferences, conversion or other rights, voting powers, restrictions, dividends or other distributions, qualifications and terms and conditions of redemption of the Series E Preferred Shares or the holders thereof; or (iv) if, at or prior to the time when the issuance of any such shares ranking senior to the Series E Preferred Shares is to be made or any such change is to take effect, as the case may be, the Series E Preferred Shares shall have been redeemed or shall have been called for redemption upon proper notice and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series E Preferred Shares.

                  Section 1.10 Exclusion of Other Rights.

                  The Series E Preferred shares shall not have any preferences, conversion or other rights, voting powers, restrictions, dividends or other distributions, qualifications and terms and conditions of redemption other than as expressly set forth in these terms of the Series E Preferred Shares or in the Declaration of Trust.

                  Section 1.11 Headings of Subdivisions.

                  The headings of the various sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                  Section 1.12 Severability of Provisions.

                  If any preferences, conversion or other rights, voting powers, restrictions, dividends or other distributions, qualifications and terms and conditions of redemption of the Series E Preferred Shares set forth in these terms of the Series E Preferred Shares or in the Declaration of Trust is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, dividends or other distributions, qualifications and terms and conditions of redemption of Series

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

E Preferred Shares set forth in these terms of the Series E Preferred Shares or in the Declaration of Trust which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences, conversion or other rights, voting powers, restrictions, dividends or other distributions, qualifications and terms and conditions of redemption of the Series E Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

                  Section 1.13 No Preemptive Rights.

                  No holder of Series E Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of beneficial interest of the Trust (whether now or hereafter authorized) or securities of the Trust convertible into or carrying a right to subscribe to or acquire shares of beneficial interest of the Trust.

                  Section 1.14 Conversion.

                  The Series E Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust.

                  SECOND: The Series E Preferred Shares have been reclassified and designated by the Board of Trustees under the authority contained in the Declaration.

                  THIRD: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

                  FOURTH: The undersigned President of the Trust acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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

                  IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President, and attested to by its Secretary, on this 29th day of December, 2003.

ATTEST:                                     KRAMONT REALTY TRUST

/s/ Carl E. Kraus                           By:  /s/ Louis P. Meshon, Sr. (SEAL)
----------------------                           -------------------------------
Carl E. Kraus                                    Louis P. Meshon, Sr.
Assistant Secretary                              President

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